As filed with the Securities and Exchange Commission on February 14, 2007

                                            Registration No. 333-140100

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         |X| PRE-EFFECTIVE AMENDMENT NO. 1

                         |_| POST-EFFECTIVE AMENDMENT NO.

                               CNI CHARTER FUNDS
                               -------------------
               (Exact Name of Registrant as Specified in Charter)

             400 North Roxbury Drive, Beverly Hills, CA 90210
             -------------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (800) 708-8881
                                 --------------
                         (Registrant's Telephone Number)

                               William J. Souza, Esq.
                              400 North Roxbury Drive
                         Beverly Hills, California 90210
                     (Name and Address of Agent for Service)

                                 with copies to:
                                 Michael Glazer
                     Paul, Hastings, Janofsky & Walker, LLP
                             515 South Flower Street
                          Los Angeles, California 90071

         No filing fee is due because the Registrant will be deemed to have registered an indefinite number of shares under the Securities Act of 1933 pursuant to Section 24(f) under the Investment Company Act of 1940, upon the effective date of the Registrant's registration statement on Form N-1A.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

              The Registrant's prospectus/proxy statement, statement of additional information, and Part C filed on Form N-14 (File No. 333-140100) are incorporated herein by reference.

                                   SIGNATURES

As required by the Securities Act of 1933, as amended, this amended registration statement has been signed on behalf of the Registrant, in the City of Beverly Hills, and State of California on the 14th day of February, 2007.

                                            CNI CHARTER FUNDS

                                            By: /s/ Vernon C. Kozlen
                                            Vernon C. Kozlen
                                            President, Chief Executive Officer

As required by the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Vernon C. Kozlen         President &                     February 14, 2007
--------------------         Chief Executive Officer
Vernon C. Kozlen


/s/ Eric Kleinschmidt        Controller &                    February 14, 2007
---------------------        Chief Operating Officer
Eric Kleinschmidt


/s/ Irwin G. Barnet*         Trustee                         February 14, 2007
--------------------
Irwin G. Barnet


/s/ Victor Meschures*        Trustee                         February 14, 2007
---------------------
Victor Meschures


/s/ William R. Sweet*        Trustee                         February 14, 2007
---------------------
William R. Sweet


/s/ James R. Wolford*        Trustee                         February 14, 2007
---------------------
James R. Wolford




* By:    /s/ Vernon C. Kozlen
         Vernon C. Kozlen, Attorney-in-Fact
         pursuant to Powers of Attorney